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                                                                     Exhibit 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                            WESCO INTERNATIONAL, INC.


                  FIRST. The name of the corporation is WESCO International, Inc. The name under which the corporation was originally incorporated is CDW Holding Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 17, 1993.

                  SECOND. This Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  THIRD. The original Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:


                                   ARTICLE I.

                  The name of the Corporation is WESCO International, Inc.


                                   ARTICLE II.

                  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, and the name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III.

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV.

                  A. Authorized Capitalization. The total number of all shares of capital stock which the Corporation shall have the authority to issue is 250,000,000 shares consisting of: (1) 210,000,000 shares of Common Stock, par value of $.01 per share; (2) 20,000,000 shares of Class B Common Stock, par value of $.01 per share; and (3) 20,000,000 shares of Preferred Stock, par value of $.01 per share. The number of authorized shares of Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) if the increase or decrease is approved by the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote in any general election of


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directors, voting together as a single class but without the separate vote of the holders of any other class of stock.

                  B. Preferred Stock. The Corporation's Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby.

                  C. Common Stock. As used herein, the term "Common Stock" shall include the Common Stock and the Class B Common Stock. Except as otherwise provided herein, all shares of Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                  (1) Voting Rights. Except as otherwise required by law or as otherwise provided herein, on all matters submitted to the Corporation's stockholders, (i) the holders of Common Stock will be entitled to one vote per share and (ii) the holders of Class B Common Stock will have no right to vote.

                  (2) Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock and the holders of Class B Common Stock will be entitled to share equally, share for share, in such dividends, provided that if dividends are declared which are payable in shares of Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate on each class of stock, and the dividends payable in shares of Common Stock will be payable to holders of Common Stock, and the dividends payable in shares of Class B Common Stock will be payable to holders of Class B Common Stock.

                  (3)(a) Conversion of Class B Common Stock. Each record holder of Class B Common Stock is entitled to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Common Stock, provided that no holder of Class B Common Stock is entitled to convert any share or shares of Class B Common Stock to the extent that, as a result of such conversion, such holder or its Affiliates would directly or indirectly own, control or have power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its Affiliates are permitted to own, control or have power to vote under any law, regulation, order, rule or other requirement of any governmental authority at any time applicable to such holder and its Affiliates.

                  (3)(b) Certain Conversion Procedures. (i) Each conversion of shares of Class B Common Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation or the transfer agent designated by the Corporation, if any, at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares of Class B


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Common Stock that such holder desires to convert into Common Stock and that upon such conversion such holder, together with its Affiliates, will not directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its Affiliates are permitted to own, control or have the power to vote under any applicable law, regulation, order, rule or other governmental requirement (and such statement will obligate the Corporation to issue such Common Stock). Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of any such holder with respect to the converted Class B Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (ii) Promptly after such surrender and the receipt of the written notice referred to in subparagraph (i) above, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted. The Corporation shall be entitled to rely upon any written notice delivered pursuant to subparagraph (i) above and such notice shall, in the absence of fraud, be binding and conclusive upon the Corporation.

                  (4)(a) Transfers. The Corporation will not close its books against the transfer of Class B Common Stock in any manner that would interfere with the timely conversion of Class B Common Stock.

                  (4)(b) Subdivisions and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

                  (4)(c) Issuance Costs. The issuance of certificates for Common Stock upon conversion of Class B Common will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

                  (5) Definitions. "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding any other provision herein, the Board of Directors shall in its good faith determine whether any party shall be deemed an



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"Affiliate" of any Person for purposes of this Certificate of Incorporation and such determination shall be binding and conclusive upon the Corporation.

                  "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  D. Reclassification. Upon the effective date of this Restated Certificate of Incorporation (the "Effective Time"), each issued share of the capital stock of the Corporation theretofore designated as "Class A Common Stock," par value $.01 per share, shall, without any action on the part of the holder thereof, be reclassified so that the designation thereof shall be changed from "Class A Common Stock" to "Common Stock," par value $.01 per share, and that each existing share of Class A Common Stock shall become one share of Common Stock. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Class A Common Stock ("Old Certificates") shall be entitled to receive upon surrender of such Old Certificates to the Corporation or its stock transfer agent for cancellation, a certificate or certificates ("New Certificates") representing the number of shares of Common Stock into which and for which shares of Class A Common Stock formerly represented by such Old Certificates so surrendered are combined and reclassified. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.


                                   ARTICLE V.

                  The period of existence of the Corporation shall be perpetual.


                                   ARTICLE VI.

                  The number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but (subject to vacancies) in no event may there be less than three directors.

                  The Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be. In 1999, the stockholders shall designate that one class of directors shall be elected for a one-year term, one class for a two-year term and one class for a three-year term. Commencing with the stockholders' meeting in 2000, and at each succeeding annual stockholders' meeting, successors to the class of directors whose term expires at such annual stockholders' meeting shall be elected for a three-year term. If the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, and any additional directors of any class shall hold office for a term which shall coincide with the remaining term of such class. A director shall hold office until the annual stockholders' meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.


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                  Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director may be removed only for cause by the stockholders.

                  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article VI, in each case unless expressly provided by such terms.


                                  ARTICLE VII.

                  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.


                                  ARTICLE VIII.

                  Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.


                                   ARTICLE IX.

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                   ARTICLE X.

                  (a) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its



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stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the Delaware General Corporation Law. The Corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article or in any such contract.

                  (c) Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


                                   ARTICLE XI.

                  The stockholders of the Corporation shall have no authority to call a special meeting of the stockholders, subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock and Class B Common Stock as to dividends or upon liquidation.

                                  ARTICLE XII.

                  No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting; and the power of the



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stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                  FOURTH: The foregoing amendment and restatement of the Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

                  FIFTH: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, WESCO International, Inc. has caused this Restated Certificate of Incorporation to be signed and attested this 11th day of May, 1999.

Attest:                                           WESCO INTERNATIONAL, INC.


By: /s/ JEFFREY B. KRAMP                          By: /s/ STEVEN A. BURLESON
    ---------------------------                       --------------------------
Title: Secretary and General Counsel              Title: Vice President and
                                                         Chief Financial Officer



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